GEORGIA BONDED FIBERS, INC.
             1996-1997 SENIOR MANAGEMENT INCENTIVE PLAN

The 1996 - 1997 Senior Management Incentive Plan is designed to promote the interests of Georgia Bonded Fibers, Inc. (GBF) by providing an incentive to Senior Managers whose decisions and actions significantly affect the growth and profitability of GBF.

1.   PARTICIPANTS
     ------------

     Participation in the plan will be limited to Senior Managers of GBF and subsidiaries whose decisions and actions significantly affect the Company's growth, new product development, expanded markets, cost containment, and profitability.

     Each year the Compensation Committee shall recommend for approval by the Board all employees selected for participation, including the amount of their maximum incentive award.

2.   AWARD AND OBJECTIVES FOR 1996-1997
     ----------------------------------

  A. For the year ending June 30, 1996, Georgia Bonded Fibers, Inc. will pay a bonus to James C. Kostelni, CEO; Jeffrey Kostelni, CFO; David Dugan, Controller/Corporate Secretary; Patricia Tischio, Assistant Corporate Secretary; Charles Kostelni, Corporate Controller/Assistant Treasurer; Larry Morris, Technical/Sales Director; Harmonson Floyd, Chief Engineer/Director of Manufacturing; Mike Breton, Director of International Operations, Bontex S.A.; Pierre Pallage, Technical/Plant Manager, Bontex S.A.; Hadelin Mothet, Financial Director/Assistant General Manager, Bontex S.A.; Tarcisio Pasquali, General Manager, Bontex Italia. Should sales and earnings of Georgia Bonded Fibers exceed specified amounts for the year ending June 30, 1997, as presented in the Fiscal 1997 Budget dated 6/16/96, each participant will receive 10 percent of their base salary:

                                     Consolidated
                                     ------------
                Net Sales            $49,500,000
                Operating Profit     $ 3,099,465

     The above financial targets for revenues and profitability are based on the Fiscal 1997 Budget with the following exchange rates: US$/BF 31; US$/ITL 1585; and BF/ITL 2.00. The impact of material changes in foreign currency exchange rates on the translation of the financial statements will be excluded from the comparison of these financial objectives to actual results.

     Furthermore, the Company must be in profitable position as determined sufficient by the Compensation Committee after considering the impact of the translation adjustments for the payment of any bonuses under the Senior Management Incentive Plan.
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  B. Each participant can earn an additional 10 percent of their base salary for achieving measurable individual objectives assigned to them by their immediate supervisor, as approved by the Chief Executive Officer
     (CEO) or Compensation Committee.

3.   MISCELLANEOUS
     -------------

  A. In the first quarter of the plan year, each selected participant will be notified, in writing, of the amount and terms of the incentive awards. The plan year begins the 1st of July and ends the 30th of June of the following year.

  B. Payment of each participant's award will be made as soon as possible or within 90 days after the end of the plan year. Incentive awards will be paid in dollars.

  C. Each participant may earn their award based on an evaluation of the individual's performance against specific objectives. The base salary will be the annual amount paid the participant as of July 1, 1996.

  D. In the event of death, retirement, or termination (except for cause), a pro rata share of the participant's award, if earned, will be based on an evaluation of the period of actual participation. Only the Board of Directors, with the recommendation from the Compensation Committee, may approve payment before the end of the plan year

  E. At the end of the plan year, the Compensation Committee will make the determination of the appropriate payment, or lack thereof. The Committee will recommend to the Board of Directors an amount considered appropriate; and that the Board of Directors authorize the payment of the additional compensation. It may recommend to the Board of Directors an increase or decrease in the amount of any or all incentive awards if, in its sole judgment, extraordinary or unanticipated circumstances warrant such action.

  F. This plan may be terminated at any time effective July 1 of the following year. This plan may be altered or amended at any time, with the recommendation of the Compensation Committee and the approval of the entire Board, as long as such revisions do not impair the rights of any participant granted an award.

  G. The terms of this plan do not constitute a contract or employment for a defined period, and all participants continue as employees at will.
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